Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2023 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – April 1, 2024 – Omeros Corporation (Nasdaq: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders including complement-mediated diseases, cancers, and addictive and compulsive disorders, today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2023, which include:

●     Net loss for the fourth quarter of 2023 was $9.1 million, or $0.15 per share, compared to a net loss of $37.8 million, or $0.60 per share for the third quarter of 2023. Net loss from continuing operations was $39.3 million for the 2023 fourth quarter compared to $51.7 million for the prior quarter.

●     For the year ended December 31, 2023, net loss was $117.8 million, or $1.88 per share, compared to net income of $47.4 million, or $0.76 per share, in the prior year. The 2022 results included recognition of a $200.0 million milestone that became payable by Rayner Surgical, Inc. ("Rayner") upon the achievement of the milestone event in the fourth quarter of 2022. Net loss from continuing operations for the year ended December 31, 2023 was $174.9 million compared to a net loss from continuing operations of $182.0 million in the prior year. Cash provided for operations for the year ended December 31, 2023 was $74.7 million, which includes receipt of the $200.0 million milestone payment in February 2023.

●     In February 2024, Omeros and DRI Healthcare Acquisitions LP ("DRI") amended the OMIDRIA royalty purchase agreement to sell an expanded royalty interest to DRI, resulting in Omeros receiving $115.5 million in cash. After the amendment, DRI is entitled to receive all royalties on U.S. net sales of OMIDRIA through December 31, 2031. Omeros will receive any and all royalties on ex-U.S. sales and, from and after January 1, 2032, all royalties globally. We also have the potential to receive two future milestones, each for up to $27.5 million, depending on U.S. OMIDRIA revenues.

●     At December 31, 2023, we had $171.8 million of cash and short-term investments available for operations and debt servicing. In addition, we received the $115.5 million from DRI in February 2024. Our cash used in operations for the fourth quarter was $34.8 million. We also used cash to retire the $95.0 million outstanding on our 2023 convertible notes at maturity, $4.9 million to repurchase $9.1 million par value of our 2026 convertible notes and $4.7 million to repurchase 1.8 million shares of our common stock.

●     We continue to engage with FDA regarding the planned resubmission of our Biologics License Application (“BLA”) for narsoplimab in hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”). As previously disclosed, we submitted to FDA in the fall of 2023 an analysis plan to assess already existing clinical trial data, existing data from an historical control population available from an external source, data from the narsoplimab expanded access (i.e., compassionate use) program, and data directed to the mechanism of action of narsoplimab. We are having ongoing discussions with the agency regarding the proposed analysis plan. As a result, we are currently unable to estimate when we will submit the BLA or, subsequently, FDA’s timing for a decision regarding approval.

●     Both of our ongoing Phase 2 clinical trials evaluating OMS906 for the treatment of paroxysmal nocturnal hemoglobinuria (“PNH”) are fully enrolled and each has recently reported positive data from interim analyses. We have also initiated an extension study to assess the long-term safety and tolerability of OMS906 in patients with PNH that enrolls patients who have completed either of our two Phase 2 studies without a break in OMS906 treatment. OMS906 is our MASP-3 inhibitor antibody targeting the alternative pathway of complement. Our Phase 3 development programs for OMS906 in PNH and C3G are targeted to begin in late 2024 and early 2025, respectively.

“We continue pursuing diligently four major corporate priorities – those that we believe will drive substantial near-term shareholder value,” said Gregory A. Demopulos, M.D., Omeros’ chairman and chief executive officer. “The first, extending our cash runway non-dilutively into 2026, was successfully achieved through the OMIDRIA partial royalty sale to DRI Healthcare earlier this year, securing an upfront payment of $116 million and creating the opportunity to earn an additional $55 million in OMIDRIA sales-based milestones. In parallel, we reduced our outstanding common share count by 8 percent through stock repurchases. With high survival rates in our pivotal trial and in over 130 adult and pediatric patients who accessed the narsoplimab compassionate use program, together with the growing number of publications and international congress presentations detailing narsoplimab’s survival benefits in treatment-naïve TA-TMA patients as well as in those who previously failed other complement inhibitor regimens, we are continuing discussions with FDA to achieve our second corporate priority – regulatory approval of narsoplimab in TA-TMA. Success on our third and fourth corporate priorities – the initiation of well-designed and de-risked OMS906 Phase 3 and OMS1029 Phase 2 programs – appears likely. Beyond these four priorities, the team is working hard to unlock the value in our other clinical and preclinical assets. We expect those committed efforts and focus to continue driving shareholder value for our investors now and in the months ahead.”

Fourth Quarter and Recent Clinical Developments

●     Recent developments regarding narsoplimab, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (“MASP-2”), include the following:

o     In February 2024, a report detailing treatment with narsoplimab in nine adult patients with TA-TMA was featured as a poster presentation at the 2024 Tandem Meetings – the Transplantation & Cellular Therapy Meetings of the American Society for Transplantation and Cellular Therapy and the Center for International Blood and Marrow Transplant Research. The report was authored by an external group of U.S. investigators involved in treating these patients with narsoplimab provided under Omeros’ expanded access or compassionate use program. Six of the nine patients receiving narsoplimab treatment demonstrated a durable and complete response to narsoplimab.

o     In March 2024, investigators at Memorial Sloan Kettering Cancer Center published a report in Bone Marrow Transplantation describing, for the first time, achievement of a complete response to narsoplimab treatment while maintaining the use of calcineurin inhibitors, or CNIs, and mTOR inhibitors in a high-risk TA-TMA patient. CNIs and mTOR inhibitors are used to prevent life-threatening graft-versus-host disease, or GvHD, in stem cell transplant patients, however, they are also known to potentiate TA-TMA. Withdrawal of these agents has historically been considered the first step in managing TA-TMA, however this presents greater risk of GvHD-related mortality. The ability to successfully treat TA-TMA with narsoplimab without withdrawing these GvHD-preventing agents would represent a further significant advance of the drug in the management of TA-TMA.

o     A panel of international experts is preparing to author an additional publication detailing the survival benefits of narsoplimab in over 130 TA-TMA patients under our expanded access program.

●     Recent developments regarding OMS1029, our long-acting, next-generation MASP-2 inhibitor, include:

o     Dosing has been completed in the second of two planned cohorts of our ongoing Phase 1 multiple-ascending-dose study of OMS1029 in healthy volunteers. A single-ascending-dose Phase 1 clinical trial was completed in early 2023 and showed that OMS1029 was well-tolerated with no safety concerns identified. We expect the multiple-ascending dose study to conclude in mid-2024. We continue to evaluate several large market indications for Phase 2 of clinical development of OMS1029 and expect to select an indication for Phase 2 development in the third quarter of 2024.

●     Recent developments regarding OMS906, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-3 (“MASP-3”), the key activator of the alternative pathway, include:

o     Our ongoing Phase 2 clinical trial evaluating OMS906 in PNH patients who have had an unsatisfactory response to the C5 inhibitor ravulizumab is fully enrolled with 13 patients. Results from a pre-specified interim analysis of showed that OMS906 administered in combination with ravulizumab resulted in rapid improvement in hemoglobin levels and absolute reticulocyte count. The study has a “switch-over” design and enrolls PNH patients receiving ravulizumab, adds OMS906 to provide combination therapy with ravulizumab for 24 weeks, and then provides OMS906 monotherapy in patients who demonstrate a hemoglobin response with combination therapy. The interim analysis data from the combination therapy portion of the trial showed statistically significant and clinically meaningful improvements in both mean hemoglobin levels and absolute reticulocyte counts by week 4 of combination therapy, with a sustained response demonstrated through week 24 (the latest assessment prior to the interim analysis cutoff). The interim analysis data demonstrate that in patients experiencing substantial extravascular hemolysis while on ravulizumab monotherapy the addition of OMS906 was well tolerated with no safety signals of concern. Further, the rapid improvement in hemoglobin and the reduction in absolute reticulocyte count following OMS906 therapy demonstrate that OMS906 prevents extravascular hemolysis. Full details from the interim analysis are expected to be presented at a major hematology conference in mid-2024. Interim analysis data from the monotherapy portion of the trial are expected to be available in late 2024.

o     Our Phase 2 clinical trial evaluating OMS906 in PNH patients who have not previously been treated with a complement inhibitor is also fully enrolled with 11 patients. In December 2023, new and updated interim analysis data from this trial were featured as an oral presentation at the annual congress of the American Society of Hematology, or ASH. The presentation described the clinically meaningful and statistically significant effects of OMS906 observed across all measured markers of hemolysis, including hemoglobin, lactate dehydrogenase (“LDH”), and red blood cell clone size in PNH patients. This latest analysis reported that all enrolled patients achieved increases in hemoglobin of at least 2 grams per deciliter. Additionally, all 9 patients who did not have myelodysplastic syndrome, a condition causing bone marrow failure, achieved an absolute hemoglobin greater than 12 grams per deciliter. No patients were reported to have had a clinical breakthrough of PNH or a thrombotic event, and none were reported to require a transfusion while receiving OMS906 treatment.

o     Two abstracts have been submitted and are expected to be presented at a major hematology conference in mid-2024. The first is directed to clinical pharmacology of OMS906 and elucidates the effect of OMS906 on MASP-3 and resultant blockade on alternative pathway activity. The second describes population PK/PD models that predict exposure-response relationships for OMS906 versus mature factor D, hemoglobin and LDH.

o     We have initiated an extension study to assess the long-term safety and tolerability of OMS906 in patients with PNH. Enrolled patients who have completed one of our two PNH Phase 2 studies evaluating OMS906 will move directly into the extension study without interruption of treatment. Data from this study will support a planned BLA for OMS906 in PNH.

o     In February, we met with FDA to discuss our development program for OMS906 in PNH. We presented clinical and nonclinical data and requested input on expectations for Phase 3 studies and BLA submission. FDA confirmed that the scope of our nonclinical program is sufficient to support Phase 3 studies and provided input on dosing and design of the proposed Phase 3 studies to support a BLA in PNH. We expect to meet again with FDA later this year to discuss further details of the design of our Phase 3 studies. We are targeting to initiate our Phase 3 development program evaluating OMS906 for treatment of PNH in late 2024.

o     Our Phase 2 clinical program evaluating OMS906 in patients with complement 3 glomerulopathy (“C3G”) is also underway. Although delayed by a protocol amendment to change the OMS906 dose based on information learned from our PNH programs, multiple clinical sites now are open and patients are being screened for enrollment.

●     Recent developments regarding OMS527, our phosphodiesterase 7 (“PDE7”) inhibitor program focused on addictions and compulsive disorders as well as movement disorders, include:

o     Funded by a three-year, $6.69 million grant awarded by the National Institute on Drug Abuse (“NIDA”) in April 2023 we continue to pursue development of our lead orally administered PDE7 inhibitor compound for the treatment of cocaine use disorder (“CUD”). The grant is intended to support a preclinical cocaine interaction study, which we expect to complete by the end of 2024, as well as a randomized, placebo-controlled, inpatient clinical study evaluating the safety and effectiveness of OMS527 in patients with CUD. Previously, a Phase 1 clinical trial of the study drug in healthy subjects was successfully completed.

o     Together with collaborators at Emory University, we continue to evaluate the potential of our PDE7 inhibitors to treat levodopa-induced dyskinesias (“LID”). LID is caused by prolonged treatment with levodopa (“L-DOPA”), the most prescribed treatment for the over 10 million patients with Parkinson’s disease worldwide. LID is reported to affect approximately 50 percent of Parkinson's patients who have been treated for five or more years with L-DOPA. The only approved treatment for LID is marginally effective and fraught with safety issues.

Financial Results

Net loss for the fourth quarter of 2023 was $9.1 million, or $0.15 per share, compared to a net loss in the prior quarter of $37.8 million, or $0.60 per share.  Net loss from continuing operations was $39.3 million in the current quarter compared to a net loss of $51.7 million in the prior quarter. The current quarter net loss from continuing operations included a $4.1 million gain on the early extinguishment of $9.1 million par value of our 2026 convertible notes.

For the full year ended December 31, 2023, our net loss was $117.8 million, or $1.88 per share, compared to net income of $47.4 million, or $0.76 per share, in the prior year period. The primary difference between the periods was the achievement of the $200.0 million OMIDRIA milestone event in the fourth quarter of 2022, which is reported as a component of discontinued operations.

Net loss from continuing operations for the full year ended December 31, 2023, was $174.9 million compared to a loss of $182.0 million in the prior year.

Cash provided for operations for the year ended December 31, 2023 was $74.7 million, which includes receipt of the $200.0 million milestone payment in February 2023. This compares to cash used in operations of $86.5 million for the prior year.

For the fourth quarter of 2023, we earned OMIDRIA royalties of $10.7 million on Rayner’s U.S. net sales of $35.7 million. This compares to earned OMIDRIA royalties of $10.0 million during the third quarter on U.S. net sales of $33.3 million.

For the year ended December 31, 2023, we earned OMIDRIA royalties of $40.6 million on Rayner’s U.S. net sales of $135.3 million. This compares to earned OMIDRIA royalties of $65.4 million on U.S. net sales of $130.9 million during the year ended December 31, 2022. The difference in earned royalties reflects the decrease from 50 percent to 30 percent in the base royalty rate applicable to U.S. net sales of OMIDRIA, which occurred in December 2022 upon achievement of the $200.0 million milestone event.

In February 2024, Omeros and DRI entered into an amended and restated royalty purchase agreement under which Omeros sold to DRI an expanded interest in royalties payable by Rayner based on U.S. net sales of OMIDRIA. Omeros received $115.5 million in cash for the expanded royalty interest and is also eligible to receive two future milestone payments, each up to $27.5 million, based on achievement of certain thresholds for U.S. net sales of OMIDRIA. The amendment eliminated the annual caps on payments to which DRI's purchased royalty interest was previously subject and provides that DRI will now receive all royalties on U.S. net sales of OMIDRIA payable between January 1, 2024 and December 31, 2031. Omeros retains the right to receive all royalties on any net sales of OMIDRIA outside the U.S. and, after December 31, 2031, to all royalties on OMIDRIA net sales globally.

Total operating expenses for the fourth quarter of 2023 were $39.8 million compared to $48.2 million for the third quarter of 2023. The decrease was primarily due to the timing of employee compensation costs and payment of a development milestone under a technology license in the third quarter of 2023.

Interest expense during the fourth quarter of 2023 was $7.1 million compared to $7.9 million during the prior quarter. The decrease was primarily due to retiring $95.0 million of our 2023 convertible notes upon maturity in November 2023.

During the fourth quarter of 2023, we earned $3.4 million in interest and other income compared to $4.4 million in the third quarter. The decrease was due to lower average balances available to invest due to the retirement of the 2023 convertible notes.

Net income from discontinued operations, net of tax, was $30.2 million, or $0.48 per share, in the fourth quarter of 2023 compared to $13.9 million, or $0.22 per share, in the third quarter of 2023. The difference was primarily attributable to a $16.1 million increase in remeasurement adjustments on the OMIDRIA contract royalty asset in the current quarter.

At December 31, 2023, we had $171.8 million of cash and short-term investments available for operations and debt service. In addition, we received the $115.5 million from DRI in February 2024. Our cash used in operations for the fourth quarter was $34.8 million. We also used cash to retire the $95.0 million outstanding on our 2023 convertible notes at maturity, $4.9 million to repurchase $9.1 million par value of our 2026 convertible notes and $4.7 million to repurchase 1.8 million shares of our common stock.

We expect our first quarter net loss to be $34.0 to $37.0 million or $0.58 to $0.63 loss per share. As of March 31, 2024, we expect our cash and investments balance available for operations and debt service to be approximately $230.0 million after repurchasing 3.2 million shares of our outstanding common stock for $11.9 million during the first quarter. Our total common stock outstanding at March 31, 2024 is 57,942,695.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, go to Omeros’ website at https://investor.omeros.com/upcoming-events.

To access the live conference call via phone, participants must register at this link to receive a unique PIN. Once registered, you will have two options: (1) Dial in to the conference line provided at the registration site using the PIN provided to you, or (2) choose the “Call Me” option, which will instantly dial the phone number you provide. Should you lose your PIN or registration confirmation email, simply re-register to receive a new PIN.

A replay of the call will be made accessible online at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders including complement-mediated diseases, cancers, and addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 is currently in a Phase 1 multi-ascending-dose clinical trial. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is advancing in clinical programs for paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder and, in addition, is being developed as a therapeutic for other addictions as well as for a major complication of treatment for movement disorders. Omeros also is advancing a broad portfolio of novel immuno-oncology programs comprised of two cellular and three molecular platforms. For more information about Omeros and its programs, visit www.omeros.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated next steps in relation to the biologics license application for narsoplimab, the timing of regulatory events, the availability of clinical trial data, the prospects for obtaining FDA approval of narsoplimab in any indication, expectations regarding the initiation or continuation of clinical trials evaluating Omeros’ drug candidates and the anticipated availability of data therefrom, and expectations regarding the sufficiency of our capital resources to fund operations, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unanticipated or unexpected outcomes of regulatory processes in relevant jurisdictions, unproven preclinical and clinical development activities, our financial condition and results of operations, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or clinical products, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2024. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Costs and expenses:
Research and development	$28,890	$26,550	$114,870	$112,721
Selling, general and administrative	10,875	13,589	49,660	50,668
Total costs and expenses	39,765	40,139	164,530	163,389
Loss from operations	(39,765)	(40,139)	(164,530)	(163,389)
Interest expense	(7,063)	(7,902)	(30,844)	(22,702)
Interest and other income	3,429	1,993	16,342	4,062
Gain on early extinguishment of convertible senior notes	4,112	—	4,112	—
Net loss from continuing operations	(39,287)	(46,048)	(174,920)	(182,029)
Net income from discontinued operations, net of tax	30,219	174,781	57,107	229,446
Net income (loss)	$(9,068)	$128,733	$(117,813)	$47,417

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(0.63)	$(0.73)	$(2.79)	$(2.90)
Net income from discontinued operations	0.48	2.78	0.91	3.66
Net income (loss)	$(0.15)	$2.05	$(1.88)	$0.76

Weighted-average shares used to compute basic and diluted net income (loss) per share	62,440,772	62,762,932	62,739,227	62,737,091

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$7,105	$11,009
Short-term investments	164,743	183,909
OMIDRIA contract royalty asset, short-term	29,373	28,797
Receivables	8,096	213,221
Prepaid expense and other assets	8,581	6,300
Total current assets	217,898	443,236
OMIDRIA contract royalty asset	138,736	123,425
Right of use assets	18,631	21,762
Property and equipment, net	1,950	1,492
Restricted investments	1,054	1,054
Total assets	$378,269	$590,969

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,712	$5,989
Accrued expenses	31,868	30,551
Current portion of convertible senior notes, net	—	94,381
Current portion of OMIDRIA royalty obligation	8,576	1,152
Current portion of lease liabilities	5,160	4,310
Total current liabilities	53,316	136,383
Convertible senior notes, net	213,155	220,906
OMIDRIA royalty obligation	116,550	125,126
Lease liabilities, non-current	18,143	22,426
Other accrued liabilities, non-current	2,088	444
Shareholders’ equity (deficit):
Common stock and additional paid-in capital	728,547	721,401
Accumulated deficit	(753,530)	(635,717)
Total shareholders’ equity (deficit)	(24,983)	85,684
Total liabilities and shareholders’ equity (deficit)	$378,269	$590,969